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                                                                       EXHIBIT 1

                               [VLSI LETTERHEAD]

                                                                  March 18, 1999

Dear Stockholder:

    As you may be aware, KPE Acquisition Inc., an indirect wholly owned subsidiary of Koninklijke Philips Electronics N.V. ("Philips"), commenced on March 5, 1999, an unsolicited tender offer (the "Philips Offer") for all of the Common Stock of VLSI Technology, Inc. ("VLSI") at $17.00 per share. After careful consideration, VLSI's Board of Directors has voted unanimously to recommend that stockholders reject the Philips Offer as inadequate.

                  YOUR BOARD RECOMMENDS THAT THE STOCKHOLDERS
                           REJECT THE PHILIPS OFFER.

    In arriving at their determination that the Philips Offer is inadequate and not in the best interests of VLSI or its stockholders, your Board gave careful consideration to a number of factors, including the opinions of VLSI's financial advisors, Morgan Stanley & Co. Incorporated and Hambrecht & Quist LLC, that the Philips Offer is inadequate, from a financial point of view, to the VLSI stockholders, other than Philips. The other factors considered by your Board are described in the attached Schedule 14D-9.

    The Board also unanimously determined that VLSI should explore its strategic alternatives, including a merger, sale or recapitalization of VLSI, which alternatives could include negotiations with interested parties, including Philips. In the context of those negotiations, the Board believes interested parties will recognize the strong business potential of VLSI.

    The enclosed Schedule 14D-9 describes your Board's decision to reject the Philips Offer and contains other important information relating to its decision. We urge you to read it carefully.

    If you have any questions or require assistance, please call MacKenzie Partners toll-free at (800)322-2885 or at (212)929-5500 (collect).

    Please be assured that your Board and the management of VLSI will continue to act in the best interests of VLSI and its stockholders. Your Directors thank you for your support.

                            Very truly yours,
                            The Board of Directors of VLSI Technology, Inc.